Exhibit 99.1

Contact:	Baker Hughes Incorporated
Gary R. Flaharty (713) 439-8039	P.O. Box 4740
H. Gene Shiels (713) 439-8822	Houston, Texas 77210-4740
Baker Hughes Announces Organizational Changes
HOUSTON, Texas — March 23, 2009. Baker Hughes Incorporated (BHI — NYSE) announced today that it will organize its global operations by geography. Western Hemisphere operations will report to John A. (Andy) O’Donnell who will be named Baker Hughes Vice President and President Baker Hughes Western Hemisphere Operations. Eastern Hemisphere operations will report to the Baker Hughes Vice President and President Eastern Hemisphere Operations who will be named at a later date. The product line marketing and technology organizations will report to Derek Mathieson who will be named Baker Hughes Vice President and President Products and Technology. Mr. O’Donnell, Mr. Mathieson and the President Eastern Hemisphere Operations will report to Martin S. Craighead, Senior Vice President and Chief Operating Officer. All changes will be effective May 4, 2009.
Commenting on the organizational changes, Chad C. Deaton, Baker Hughes President, Chief Executive Officer and Chairman of the Board said, “The organization of Baker Hughes by geography and product lines is a continuation of the changes we have made to strengthen our client-focused operations by moving executive management into the countries in which we conduct our business. Our product line organizations will continue to be responsible for product development, technology, marketing and delivery of Best-in-Class solutions for our customers to advance their reservoir performance. The new organization is expected to improve cross product line technology development, sales and integrated operations.”
Biographical Information
John A. (Andy) O’Donnell (60) will become President Baker Hughes Western Hemisphere Operations on May 4, 2009 and currently serves as Baker Hughes Vice President and President of Baker Petrolite. He has held multiple leadership positions within Baker Hughes Incorporated, including President of Baker Hughes Drilling Fluids,

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and Vice President responsible for the process segment, which was divested in early 2004. Mr. O’Donnell also managed Project Renaissance, an enterprise-wide cost savings effort, completed in 2001, and also served as Vice President Manufacturing for Baker Oil Tools. He joined Hughes Tool Company in 1975. Mr. O’Donnell served as a pilot in the U.S. Marine Corps, and holds a B.S. degree in Business Management from the University of California, and an M.B.A. degree from Pepperdine University.
Derek Mathieson (38) will become Baker Hughes Vice President and President Products and Technology on May 4, 2009 and currently serves as Vice President and Chief Technology and Marketing Officer. Prior to joining Baker Hughes in December 2008, Mr. Mathieson served as Chief Executive Officer of WellDynamics, a provider of intelligent completion technology to the upstream oil industry. Prior to this, he led the company’s reliability assurance and research and development functions before being appointed Vice President of Technology, Business Development and Marketing, and in 2007, Chief Executive Officer. Previously, he was employed by Shell UK Exploration & Production in its advanced completion technology group. Earlier in his career, he also worked for Wood Group in the UK. Mr. Mathieson holds a Ph.D. in Micro Electro-Mechanical Systems from Heriot-Watt University in Edinburgh, Scotland.
Baker Hughes provides reservoir consulting, drilling, formation evaluation, completion and production products and services to advance reservoir performance for our oil and gas customers throughout the world.
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NOT INTENDED FOR BENEFICIAL HOLDERS

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